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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number  333-127004-01


                         ME PORTFOLIO MANAGEMENT LIMITED
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             (Exact name of registrant as specified in its charter)

   LEVEL 23, 360 COLLINS STREET, MELBOURNE, 3000 AUSTRALIA (011) 613 9605 6000
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 SMHL GLOBAL FUND NO. 8 CLASS A1 NOTES DUE 2037
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            (Title of each class of securities covered by this Form)

                                      NONE
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |_|             Rule 12h-3(b)(1)(i)         |_|
Rule 12g-4(a)(1)(ii)      |_|             Rule 12h-3(b)(1)(ii)        |_|
Rule 12g-4(a)(2)(i)       |_|             Rule 12h-3(b)(2)(i)         |_|
Rule 12g-4(a)(2)(ii)      |_|             Rule 12h-3(b)(2)(ii)        |_|
                                          Rule 15d-6                  |X|

                  Approximate number of holders of record as of
                      the certification or notice date: 10
                                                      --------

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 18, 2006                       By: /s/ Nicholas Vamvakas
       ------------------------------          -----------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



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